                                                                  EXHIBIT 99.77C

SAMARNAN INVESTMENT CORPORATION

REPORT OF SHAREHOLDERS' MEETING

THE ANNUAL MEETING OF SHAREHOLDERS OF SAMARNAN INVESTMENT CORPORATION was held on April 26, 2005 for the purposes of (1) electing seven directors to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified, and (2) to ratify or reject the selection of CF&Co. L.L.P. as the independent certified public accountants for the Company for the current year. The results of voting on these matters are shown below:

PROPOSAL


                                             FOR            WITHHELD
(1) Election of Directors

         Nancy Walls Devaney              1,166,660           -0-
         Joseph Monteleone                1,166,660           -0-
         Martha Walls Murdoch             1,166,660           -0-
         Steve Sikes                      1,166,660           -0-
         Roland Walden                    1,166,660           -0-
         George S. Walls, Jr.             1,166,660           -0-
         Tolbert F. Yater, III            1,166,660           -0-

                                             FOR        AGAINST   ABSTAIN
(2) Ratification of CF&Co. L.L.P.         1,166,660       -0-        -0-

                                    TOTAL SHARES OUTSTANDING   1,201,768


DIRECTORS AND OFFICERS COMPENSATION

         During the six months ended June 30, 2005, the Company paid its directors as regular compensation $3,900 ($300 per meeting attended) and $7,000 to the firm of Wheatley, Fowler & Lee, P.C. of which Jerry Wheatley the Secretary and Treasurer of the Company is a shareholder, for that firm's accounting services. No other fees or compensation were paid by the Company to any director or officer or their affiliates during such six month period.


PURCHASE AND SALES OF INVESTMENT SECURITIES

         The Company's purchase of investment securities in its portfolio during the six months ended June 30, 2005, totaled $4,512,997 and sales of its securities during the period totaled $4,647,772. Total investments at June 30, 2005 were $20,301,853.